Exhibit 10.12
PRELIMINARY
INDUSTRIAL NEW JOBS TRAINING AGREEMENT
     This Preliminary Training Agreement (the “Agreement”) made and entered into as of [DATE] January 1, 2007 between Des Moines Area Community College (Merged Area XI), Ankeny, Iowa (“Area School”) and [COMPANY NAME] Central Iowa Energy (“Employer”), under the following circumstances:
     A. Pursuant to Chapter 260E Code of Iowa, as amended (the “Act”), Area School and Employer have determined to enter into this Agreement for purposes of initiating negotiations for the establishment of a new jobs training program to educate and train certain persons to be employed by Employer in new jobs within the Merged Area.
     B. Area School and Employer each have full right and lawful authority to enter into this Agreement and to perform and observe the provisions hereof on their respective parts to be performed and observed.
     C. Area School will require Employer to provide information, including, but not limited to, audited financial statements, wage and benefit information, and historical information with respect to Employer’s compliance with environmental, occupational safety and other regulations, necessary to evaluate the advisability of proceeding toward a final agreement. Employer agrees to provide Area School with such information when requested. To the extent permitted by state law, Area School agrees to keep confidential information that is specified according to the Area School’s established nondisclosure agreement. The initial information provided to the Area School by the Employer is attached hereto as Exhibit “B” and Exhibit “C” and the Employer hereby certifies that such information is accurate.
     D. The Employer shall cooperate to provide social security numbers of all individual employees for which withholding credit is claimed as a part of the Project in order to assure necessary payments are made into the special fund and that appropriate withholding is credited.
     E. Area School and Employer hereby specifically acknowledge that (a) this agreement is preliminary only and its force and effect is strictly limited to the specific issues addressed herein; (b) the execution of this agreement confers on Employer no asset, no right to the benefit of a final contract for training, and no entitlement to training; and (c) Area School’s determination of whether or not to proceed with the execution of a final training agreement shall be made in Area School’s sole discretion subject to, among other things, an evaluation of the information provided by Employer, evaluation of the extent to which the training proposal complies with Area School’s policies as established from time to time, and formal approval by Area School’s Board of Directors.

     NOW, THEREFORE, in consideration of the premises and the mutual representations and agreements hereinafter contained, the parties hereto agree as follows:
ARTICLE I
PROJECT: PROGRAM SERVICES
     Section 1.1. Subject to the conditions expressed in Section 3.4 hereof, the “Project” will consist of the program services provided or approved by Area School to employees of Employer in new jobs. The Program Services may include job related instruction, skill testing and assessment, lease of training facilities and equipment, on-the-job training, program costs, administrative services and other necessary and incidental costs of providing program services, all as to be further defined by subsequent negotiations between Area School and Employer.
     Section 1.2. Employer represents and agrees that the Program Services will be for the purpose of providing education and training service to persons to be employed at Employer’s facilities in [LOCATION] 3426 E 28th Street Newton, Iowa.
     Section 1.3. Subject to the conditions expressed in Section 3.4 hereof, Area School will provide the Program Services if and to the extent that funds are available from the source described in Section 1.4 of this Agreement, and provided that Area School determines in its sole discretion to proceed with a final job training agreement. It is understood and agreed that Employer and Area School will cooperate in the coordination and programming of the specific program services and expenditures and operation of the Project within guidelines to be established and set out in a final job training agreement including a specific training proposal (including the number of employees, areas of training, training period and cost estimate) and budget. If Employer and Area School are unable to agree on a final job training agreement, or if Area School determines in its sole discretion not to proceed with a final job training agreement, this Agreement shall terminate without liability on the part of either party hereto.
     Section 1.4. In the event that a final job training agreement is executed, Area School and Employer agree that all necessary and incidental costs of the Project, including but not limited to program services and training, legal and underwriting fees, on-the-job training, college administrative costs and related costs will be paid from the new jobs credit from withholding to be received or derived with respect to persons employed at the Project in accordance with the Act, and from a combination of (a) incremental property taxes to be received or derived from Employer’s business property described in Exhibit “A” attached hereto and where the new jobs are to be created as a result of the Project in accordance with the Act, and (b) to the extent necessary, Employer funds. Such funds shall be placed in a special fund of Area School to be used exclusively for purposes of the Project. All of the costs of the Project, as set forth herein, may also be paid from the issuance of Industrial New Jobs Training Certificates under the provisions of the Act.

     Section 1.5. In the event that a final job training agreement is executed, Area School and Employer agree that the new jobs credit from withholding and the incremental property taxes and the special fund into which the same are paid may be irrevocably pledged by Area School for the payment of the principal of and interest on Industrial New Jobs Training Certificates (the “Certificates”) to be issued by Area School to finance or refinance the Project, in whole or in part, all in accordance with the Act.
     Section 1.6. The term of the final Agreement, if any, shall not exceed ten (10) years and shall coincide with the period of time over which the Certificates mature and the Project costs are deferred.
     Section 1.7. Area School may revise or expand the training curriculum set forth in any final job training agreement from time to time with the consent of Employer; provided that no revision shall be made which would change the Project to other than purposes permitted by the Act; provided, further, that the final Agreement, if any, shall not terminate until any Certificates issued in connection with the Project shall have been paid in full.
     Section 1.8. If Certificates are issued, it will be pursuant to a resolution adopted by the Board of Directors of Area School in the aggregate principal amount, bearing interest, maturing and being redeemable as in the resolution set forth. The decision to enter into a final job training agreement and to issue Certificates shall be in the sole discretion of the Board of Directors of Area School. The proceeds from the sale of Certificates shall be paid to Area School and deposited in a Project Fund established by Area School. The Project Fund shall be used only for purposes of the costs of the Project and the payment of principal and interest on the Certificates. Pending disbursement, the proceeds so deposited in the Project Fund, together with any investment earnings thereon, shall be subject to a lien in favor of the holders of the Certificates as provided in the resolution authorizing the Certificates.
     Section 1.9. Employer acknowledges that the final job training agreement, if any, will provide that in the event that moneys in the Project Fund are not sufficient to pay all costs of the Project, including program costs and all principal and interest on the Certificates, the Employer will, nonetheless, pay all costs of such Project in full from its own funds.
ARTICLE II
PAYMENTS: SECURITY
     Section 2.1. Upon execution of a final training agreement, if any, Employer shall cooperate in causing the necessary payments to be made into the special fund of the Area School.
     Section 2.2. Upon execution of a final training agreement, if any, Area School agrees that the sources of payment described in Section 1.4 hereof shall be pledged for payment of the principal of and premium, if any, and interest on any Certificates which are issued. The payments required to be made by Employer under the final job training agreement, if one is executed, shall be a lien upon the Employer’s business property, including but not limited to real estate and equipment, in the State of Iowa until paid and have equal precedence with ordinary taxes and shall not be divested by a judicial sale.

Property subject to such lien may be sold for sums due and delinquent at a tax sale, with the same forfeitures, penalties and consequences as for the nonpayment of ordinary taxes. The purchaser at any such tax sale shall obtain the property subject to the remaining payments.
     Section 2.3. Employer and Area School agree that this Preliminary Agreement is entered into upon the expectation that the number of new jobs created and the construction and/or remodeling of facilities where new jobs are created, as the case may be, will create an amount sufficient to fund the Project. These expectations are based solely upon Employer’s projections, which have not been verified, and for which Area School takes no responsibility. Employer and Area School will design the Project to fit within the cash available from the sources of payment. To the extent Employer’s projections prove to be inaccurate, Employer shall be financially responsible for consequent shortfalls.
ARTICLE III
MISCELLANEOUS
     Section 3.1. This Preliminary Agreement may be executed in any number of counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.
     Section 3.2. If any provision of this Preliminary Agreement, or any covenant, stipulation, obligation, agreement, act or action, or part thereof made, assumed, entered into or taken thereunder or any application thereof, is for any reason held to be illegal or invalid, such illegality or invalidity shall not affect any other provision or any other covenant, stipulation, obligation, agreement, act or action or part thereof, made, assumed, entered into, or taken, each of which shall be construed and enforced as if such illegal or invalid provision were not contained herein. Nor shall such illegality or invalidity or any application thereof affect any legal and valid application thereof, and each such provision, covenant, stipulation, obligation, agreement, act, or action, or part shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.
     Section 3.3. This Agreement shall be governed exclusively by and construed in accordance with the laws of the State of Iowa.
     Section 3.4. Area School and Employer will endeavor to complete the details of a training program and, in the event that a mutually satisfactory training program is negotiated and Area School determines in its sole discretion to proceed, will enter into a final training agreement. Nothing herein shall in any event be interpreted as a commitment by Area School to enter into a final job training agreement or to issue Certificates, both of which shall be subject to approval of the Board of Directors of Area School.
     Section 3.5. The provisions of this Agreement are subject to the condition that on or before one year from the date hereof, the Area School and the Employer shall have agreed to mutually acceptable terms for the final job training agreement and such agreement shall have been approved by the Board of Directors of the Area School. In the event that such an agreement shall not have been approved by such date, this

Agreement shall terminate unless, within such time limit, the parties have agreed in writing to extend the time limit to a specific date.
     Section 3.6. Employer hereby agrees to defend, indemnify and hold DMACC harmless from and against any and all claims, liability, loss and expenses asserted against DMACC by any third party or any employee, agent or subcontractor of Employer, including reasonable costs, collection expenses, attorney’s fees, and court costs which may arise because of any act of omission or commission, negligence, misconduct or other fault of Employer or Employer’s employees, agents or subcontractors, associated directly or indirectly with this contract. This provision shall survive termination of this Agreement.
     Section 3.7. The entire agreement of the parties is contained in this document. Oral or written statements by either party which are not contained herein are hereby rendered null, void and of no effect.
ARTICLE IV
SUPPLEMENTAL NEW JOBS CREDIT FROM WITHHOLDING
☑ Check here if this Article is to be a part of this Agreement; if the box is not checked, this Article shall be disregarded.
     Section 4.1. If the Area School determines to proceed with a final job training agreement, the Employer and the Area School agree that there shall be included a supplemental new jobs credit from withholding (the “Supplemental New Jobs Credit from Withholding”) in accordance with Section 15A.7 of the Code of Iowa, as amended. The Supplemental New Jobs Credit from Withholding shall be used to fund an additional project (the “Additional Project”). The final job training agreement shall designate the jobs to which the Supplemental New Jobs Credit from Withholding shall apply. The Supplemental New Jobs Credit from Withholding shall be in an amount equal to one and one-half percent of the gross wages paid for such jobs by the Employer pursuant to Section 422.16 of the Code of Iowa, as amended, and such amount shall be authorized to fund the Program Services for the Additional Project.
     Section 4.2. The Supplemental New Jobs Credit from Withholding shall be collected, accounted for, and may be pledged by the Area School in the same manner as described in Section 260E.5 of the Code of Iowa, as amended.
     Section 4.3. The Additional Project to be funded from the Supplemental New Jobs Credit from Withholding shall be administered in the same manner as a project under the Act.
     Section 4.4. The Employer agrees to pay wages for the jobs for which the Supplemental New Jobs Credit from Withholding is taken of at least the average county wage or average regional wage, whichever is lower, as compiled annually by the Iowa Department of Economic Development for the community economic betterment program. The average regional wage shall be based on the service delivery areas set forth in Section 84B.2 of the Code of Iowa, as amended. Eligibility for the Supplemental

New Jobs Credit from Withholding shall be based solely on a one-time determination of starting wages by the Area School.
     Section 4.5. The final jobs training agreement shall provide that in order to provide funds for the payment of the costs of the Additional Project, the Area School may borrow money, issue and sell certificates, and secure the payment of the certificates in the same manner as described in Section 260E.6 of the Code of Iowa, as amended, including, but not limited to, providing the assessment of an annual levy as described in Section 260E.6, subsection 4. The Additional Program and the Supplemental New Jobs Credit from Withholding are in addition to, and not in lieu of, the program and credit authorized in the Act.
     Section 4.6. All other provisions of this Agreement, including specifically the provisions of Article II hereof with respect to payments by the Employer and security for the Employer’s obligations, shall apply to the Additional Program, the Supplemental New Jobs Credit from Withholding, and the certificates to be issued to provide the funding for the Additional Program.
     IN WITNESS WHEREOF, Area School and Employer have caused this Agreement to be duly executed, all as of the date hereinabove written.
[END OF TEXT]

	ê EMPLOYER ê		ê DMACC ê

	Central Iowa Energy		DES MOINES AREA COMMUNITY COLLEGE
[Printed Name of Employer]
[Federal I.D. #] 71-0988301

By:	/s/ Derek Winkel	By:	/s/ Robert Denson

	[Printed Name] Derek Winkel		[Printed Name] Robert Denson
	[Printed Title] General Manager		[Printed Title] President
	Email Address Derek@centraliowaenergy.com	Date:

Date: 11-21-06

	ATTEST:		ATTEST:

By:	/s/ Dodie K. Telfer	By:

	[Printed Name] Dodie K. Telfer	[Printed Name]

	[Printed Title] Personal Banker		[Printed Title]

	State of Iowa		State of Iowa
	County of Jasper :ss		County of Polk :ss

	On this date: November 21, 2006		On this date: 11-29-06
	before me, a Notary Public in and for the above specified County and State, personally appeared		before me, a Notary Public in and for the above specified County and State, personally appeared
	[Name] Derek Winkel		[Name] Robert Denson
	to me personally known, who, being by me duly sworn upon oath, did say that he or she is the		to me personally known, who, being by me duly sworn upon oath, did say that he or she is the
	[Title] General Manager		[Title] President
of the above named Employer, a corporation organized in the State of Iowa;
	that the foregoing instrument was signed on behalf of said Employer by authority of its Board of Directors; and acknowledged the execution of said instrument to be the voluntary act and deed of said Officer by him or her voluntarily executed.		of Des Moines Area Community College, Ankeny Iowa; that the foregoing instrument was signed on behalf of Des Moines Area Community College by authority of the Board of Directors; and acknowledged the execution of said instrument to be the voluntary act and deed of said Officer by him or her voluntarily executed.

	Given under my hand and seal this date:		Given under my hand and seal this date:
	[Date] 11-21-06	[Date]	11-29-06

/s/ Carolyn D. Farlow

[SEAL]	Dodie K. Telfer	[SEAL]	CAROLYN D. FARLOW
	Notarial Seal — Iowa		COMMISSION NO. 189852
	Commission #741389		MY COMMISSION EXPIRES
	My Commission Expires 6-22-09		APRIL 23, 2009

	Notary Public In and For Said County and State		Notary Public In and For Said County and State
	[Printed Name] Dodie K. Telfer		[Printed Name] Carolyn D. Farlow
	Commission Expires [Date] 6-22-09		Commission Expires [Date] 4-23-09

     EXHIBIT “A”
Specification of Business Property

ITEM	DESCRIPTION
This project is funded solely from the diversion of Iowa withholdings on new positions.

EXHIBIT B
260E QUALIFICATION CHECKLIST
Project Name     Central Iowa Energy                                                                                                                   Date     1/1/07

1.	The company is in the business of: Biodiesel Production
(Must do at least one of the following to qualify)

	A.	Providing non-retail, non-health, or non-professional services in Iowa and at least one other state.		☐ Yes	☐ No

		Service	State(s)	(If service, must be involved in interstate commerce.)

	B.	Manufacturing, processing or assembly of products. Product Biodiesel		☑ Yes	☐ No

	C.	Conducting research and development.		☐ Yes	☐ No

Nature of research

Questions 2 through 9: A yes answer may disqualify a company.

2.	Have you closed or substantially reduced all or part of your present operation located elsewhere in Iowa in the last 6 months?	☐ Yes	☑ No

If yes, specify

	Did you move those functions to the site for this project?	☐ Yes	☑ No

3.	Do you intend to close or substantially reduce an existing operation located elsewhere in Iowa?	☐ Yes	☑ No

4.	Will any of the workers for this project be recalled workers?	☐ Yes	☑ No

5.	Are any of the workers to be trained for replacement jobs?	☐ Yes	☑ No

6.	Will any of the workers to be trained go on to fill jobs that previously existed in your business elsewhere in Iowa?	☐ Yes	☑ No

7.	Is your company presently involved in a lockout or strike in Iowa?	☐ Yes	☑ No

8.	Is your company presently in violation of any state or federal labor law in Iowa?	☐ Yes	☑ No

9.	Has the company been in business less than three years?	☑ Yes	☐ No

	HAS THIS COMPANY HAD PREVIOUS 260E PROJECTS? IF YES, CONTINUE.	☐ Yes	☑ No

10.	Have the hiring requirements for the previous project been fulfilled?	☐ Yes	☐ No

11.	Have the training funds for the previous project been expended?	☐ Yes	☐ No

12.	Is the diversion of withholding for the previous project paying off on schedule?	☐ Yes	☐ No

Applicant company appears to meet statutory qualifications.		☐ Yes	☐ No

If no, explain Yes, but less than 3 years in business

Training Consultant Signature	/s/ Glenn Volkman	Date	11-22-06

260e-pre 6/23/99

EXHIBIT C
260E INFORMATION SHEET

Project Name	Central Iowa Energy		Project #	1

Preliminary Date	1/1/07	Training Consultant	Glenn Volkman

Project Address	Newton, Jasper
	(City, County)

Contact Person	Derek Winkel	Title	General Manager

Address	2617 1st Ave East Newton, IA 50208 soon to be 3426 E 28th Street Newton, Ia

Phone	641-791-1010	FAX	641-791-1192

Email Address	derek.winkel@regfuel.com

Legal Name	Central Iowa Energy

Corporate Address	3426 E 28th Street Newton, IA 50208

CEO

Phone	641-791-1010	FAX	641-791-1192

State and Year of Incorporation	IA, 2005	Fed ID #	71-0988301

Type of Corporation	Biodiesel	SIC#

Product or Service	Biodiesel

Base Iowa Employment	0	Date	1/1/07

Projected # of New Positions	28	Avg. Starting Salary	$21.50

Bargaining Unit	☐Yes ☑No
Projected Categories of Skills Training Needed:

☑	Manufacturing Technology	☐	Organizational Change
☐	Workplace Skills	☐	Information Technology
☐	Management/Supervisory Skills	☐	Biotechnology
☐	Other

Estimated Issuance	$100,000	Training Fund	$70,000
260e-pre 6/23/99